Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of January 1, 2012 by and between OSI Systems, Inc., a Delaware corporation (the “Company”), and Ajay Mehra (“Executive”) is made effective May 1, 2015.

WHEREAS, Company and Executive have agreed to revise the terms of Executive’s employment under the Agreement:

NOW THEREFORE, the parties agree as follows:

1.             Section 1.1 is hereby amended and restated in its entirety to provide as follows:

1.1        Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive with the title and designation of Executive Vice President of OSI Solutions Business which shall consist of turnkey solutions using the Company’s security and healthcare technologies and third party technologies, training and integration.  Executive shall report to the Company’s Chief Executive Officer.

2.             Section 3.1 is hereby amended and restated in its entirety to provide as follows:

3.1        Base Salary.  Executive’s Base Salary shall be Three Hundred and Fifty-Two Thousand Dollars ($352,000) per annum, less applicable withholdings (“Base Salary”).  The Base Salary shall increase to Four Hundred and Two Thousand Dollars ($402,000) per annum upon Executive’s achieving Operating Income from the OSI Solutions Business as defined under the Mehra 2015 Operating Income Performance Program of Twenty Million Dollars ($20,000,000) over the twelve (12) month trailing period (for avoidance of doubt, once this performance threshold is achieved, Base Salary shall not automatically be reduced thereafter merely because performance falls below such level during any twelve month period). The Base Salary shall be payable at such times and in such manner as the Company customarily pays other similarly situated executives but in no event less frequently than twice per month.  Executive’s Base Salary shall be reviewed annually.

3.             Section 3.2.1 is hereby amended and restated in its entirety to provide as follows:

3.2.1      To the extent that the Company or its Affiliates maintain one or more equity participation plans, Executive shall be eligible to participate in such plans. Executive’s participation in such equity participation plans, and the extent of any such participation, shall be at the Company’s sole discretion, provided that Executive’s participation in such plans shall be at a rate (or value) of approximately thirty percent (30%) of the participation rate (or value) of the Chief Financial Officer.

4.             Section 3.3 is hereby amended and restated in its entirety to provide as follows:

3.3          Bonuses.  Executive shall participate in the Company’s bonus pool and Executive’s bonus (if any) shall be determined and paid on the same or similar basis as the bonuses of other similarly situated executives based on respective individual performance factors and criteria.  Each bonus payment shall be made in the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable, no later than September 15th.

5.             Section 3.6 is deleted in its entirety and Section 3.7 is renumbered Section 3.6.

6.             Section 4.3.1 is hereby amended and restated in its entirety to provide as follows:

4.3.1       Good Reason.  Executive may terminate this Agreement for “Good Reason,” which shall have the meaning given to such term in the Employment Agreements, as may be amended from time to time, of Victor Sze and Alan Edrick, or one of them if the other ceases to be an employee of the Company. Unless an alternative definition is included hereafter in such Employment Agreement(s), as may be amended from time to time, Good Reason shall mean the occurrence of any of the following events, unless Executive specifically agrees in writing that such event is not Good Reason, provided that (x) Executive terminates this Agreement within six (6) months following the initial existence of one or more of the following events that occur without Executive’s consent and (y) Executive provides written notice to the Company of the existence of one or more of the following events within ninety (90) days of the initial existence of such event or events, the Company fails to remedy such event or events within thirty (30) days of receiving such notice, and termination is effective within sixty (60) days following the end of such cure period:

(a)     Substantial Change in Duties.  Any substantial negative change in the nature and status of duties assigned to Executive such that Executive is given duties not commensurate with Executive’s title (for avoidance of doubt, duties may be changed to comparable duties of similar importance and stature commensurate with his title and changes in service or participation on the Company’s Board of Directors (“Board”) shall not constitute Good Reason);

(b)     Relocation.  Following a Change in Control, the relocation of Executive’s principal office location more than twenty-five (25) miles from its location as of the Effective Date (but not closer to Executive’s principal residence);

(c)     Reduction in Salary.  Executive’s Base Salary is reduced by more than ten percent (10%) of Executive’s initial Base Salary specified in Section 3.1 or, following a Change in Control, any material reduction in Executive’s Base Salary (for avoidance of doubt, a reduction of less than 10% of Base Salary from Executive’s initial Base Salary prior to a Change in Control shall not be considered a breach of this Agreement);

(d)     Material Breach.  Any material breach of the Agreement by the Company;

(e)     Change in Title.  Any change in Executive’s titles such that Executive no longer holds the titles (and privileges commensurate with such titles) set forth in Section 1.1 and instead is given a title or privileges of less importance and stature;

(f)     Change in Reporting Relationship.  Any change in the reporting relationship, such that Executive no longer reports to the Company’s Chief Executive Officer; and

(g)     Change in Role.  In the event that, for whatever reason, the Company is no longer the parent entity in its organizational framework, such that Executive is no longer the Executive Vice President of the Company and/or the President of OSI Solutions Business.

7.             Section 4.4.1 is hereby amended and restated in its entirety to provide as follows:

4.4.1       Involuntary Termination.

(a)     In the event of termination of Executive’s employment on or prior to December 31, 2016 either by the Company without Cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, subject to the provisions of Section 4.4.2 below, Executive shall also be entitled to the following in addition to the Accrued Compensation above: (i) a single lump sum payable as provided in Section 4.4.5, equal to twenty-four (24) months of Base Salary at Executive’s then-current Base Salary (which shall be the Base Salary before any temporary reduction pursuant to 4.3.1(c) or otherwise), plus two (2) times the average of the highest three (3) annual bonuses (excluding Special Bonus Programs) paid by the Company to Executive over the five (5) calendar years preceding such termination; (ii) continuation of Executive’s car usage or allowance payments, as set forth in Section 3.5, for a period six of (6) months after Separation from Service, (iii) a six thousand dollar ($6,000) allowance for outplacement services payable at the same time as the severance payment provided under 4.4.1(a), and (iv) acceleration of vesting of all stock options and equity grants and other incentive compensation awards (based on terms of awards in effect prior to the May 4, 2015 amendments and excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Completion Date and any Special Bonus Programs) from the Company to Executive as follows: (x) grants vesting over time shall be fully vested on Separation from Service, (y)  grants vesting based on performance shall be accelerated and fully vested on Separation from Service without regard to the May 4, 2015 amendments and without regard to whether the performance targets (excluding any overperformance provisions) have been met for such performance period, and (z) the time to exercise nonqualified stock options shall be extended such that Executive’s right to exercise such stock options shall continue until the first anniversary of the Completion Date, but in no event later than the Expiration Date of the options, as defined under the stock option agreement covering such options.

(b)     In the event of termination of Executive’s employment after December 31, 2016 but prior to the Scheduled Retirement Date either by the Company without Cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, subject to the provisions of Section 4.4.2 below, Executive shall also be entitled to the following in addition to the Accrued Compensation above: (a) a single lump sum payable as provided in Section 4.4.5, equal to two (2) times Executive’s total “Cash Compensation” (defined as (x) Base Salary and annual discretionary bonus earned during the twelve (12) completed calendar months immediately preceding termination and (y) Mehra 2015 Operating Income Performance Program awards (if the awards are issued in stock, then the cash equivalent) earned during the six (6) completed calendar months immediately preceding a termination occurring in 2017, annualized, or during the twelve (12) completed calendar months immediately preceding a termination occurring in 2018 or thereafter), (b) continuation of Executive’s car usage or allowance payments, as set forth in Section 3.5, for a period of six (6) months after Separation from Service, (c) a six thousand dollar ($6,000) allowance for outplacement services payable at the same time as the severance payment provided under 4.4.1(a), and (d) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (taking into account the May 4, 2015 amendments and any subsequent amendment thereto and excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Completion Date and any Special Bonus Programs) from the Company to Executive as follows: (i) grants vesting over time shall be fully vested on Separation from Service, (ii)  grants vesting based on performance, as amended, shall be accelerated and fully vested on Separation from Service without regard to whether the performance targets (excluding any overperformance provisions) are met for such performance period, and (iii) the time to exercise nonqualified stock options shall be extended such that Executive’s right to exercise such stock options shall continue until the first anniversary of the Completion Date, but in no event later than the Expiration Date of the options, as defined under the stock option agreement covering such options.

8.             Section 4.4.2 is hereby amended and restated in its entirety to provide as follows:

4.4.2       Change in Control. Within ninety (90) days prior to or twelve (12) months after a Change of Control, if there is either (A) a notice of termination of this Agreement by the Company without Cause pursuant to Section 4.2.3, or (B) a notice of termination of this Agreement by Executive for Good Reason pursuant to Section 4.3.1, and such notice under (A) or (B) results in a Separation from Service such that Executive does not continue to be employed by the Company, then:

(a)     Equity, stock options and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Completion Date and any Special Bonus Programs) granted by the Company to Executive, whether time vested or performance vested, shall, to the extent unvested, immediately vest (excluding any overperformance provisions), and such stock options shall remain exercisable by Executive for no less than twelve (12) months after the date of such Separation from Service.  Notwithstanding the forgoing, if the Change in Control occurs on or before December 31, 2016, the acceleration of performance based equity awards granted prior to May 4, 2015 shall be based on the terms of such awards without regard to the May 4, 2015 amendments.

(b)     If a termination of this Agreement covered by this Section 4.4.2 is contingent upon a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, a “280G Event”)) and such Change in Control occurs on or before December 31, 2016, then Executive, at his option, may elect to receive either of the following: (i) the compensation and benefits otherwise payable under Section 4.4.1 (without double counting the award accelerations specified in Section 4.4.2(a)), or (ii) the Alternative Payment (as defined below) in lieu of the compensation and benefits otherwise payable under Section 4.4.1. In order to elect the Alternative Payment, Executive must give written notice to the Company of such election: (i) within fifteen (15) days after his resignation with Good Reason; or (ii) within fifteen (15) days after he is terminated by the Company without Cause (each, an “Alternative Payment Notice”).  For purposes of this Agreement, “Alternative Payment” means a lump sum payment made by the Company to Executive as provided in Section 4.4.5, in immediately available funds in an amount equal to the product of 2.99 (or, if Code Section 280G(b)(2)(A)(ii) is amended providing for a multiple other than 3, then the multiple as amended, less 0.01) multiplied by Executive’s “base amount” (as defined in Code Section 280G(b)(3) excluding payments under any Special Bonus Programs); provided, however, that in the case of a 280G Event, the amount of the Alternative Payment shall be reduced by the value of acceleration (as determined under Code Section 280G and the regulations thereunder) of any equity, stock options and incentive compensation accelerated hereunder pursuant to Section 4.4.2(a).  Payments to Executive upon termination of this Agreement under this Section 4.4.2 shall be subject to mitigation as provided in Treasury Regulations Section 1.280G-1 Q&A 42(c)(5).  The value (as determined under Code Section 280G and the regulations thereunder) of acceleration of vesting of equity, stock options and incentive compensation granted by the Company to Executive shall be taken into account to the minimum extent necessary so as not to violate Treasury Regulations Section 1.280G-1 Q&A 42(c).  If a termination of this Agreement is covered by this Section 4.4.2 and such Change in Control occurs after December 31, 2016, Executive shall receive the lesser of (x) the compensation and benefits otherwise payable under Section 4.4.1 (without double counting the award accelerations specified in Section 4.4.2(a)), or (y) the Alternative Payment (as defined above), in lieu of the compensation and benefits otherwise payable under Section 4.4.1.

9.             Section 4.4.3 is hereby amended and restated in its entirety to provide as follows:

4.4.3       Definition of Change in Control. “Change in Control” means the occurrence of any of the following events during the Term of the Agreement:  (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company; (ii) a merger or consolidation of the Company in which it is not the surviving entity; (iii) a reorganization or liquidation of the Company; (iv) a merger, consolidation, tender offer or any other transaction involving the Company if the equity holders of such entity immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; (v) Deepak Chopra ceases to be Chief Executive Officer of the Company, unless his termination from employment with the Company is by reason of a voluntary termination; (vi) a change in the composition of the Company’s Board as a result of which fewer than a majority of the directors are Incumbent Directors; or (v) the consummation of any other transaction involving a significant issuance of the Company’s securities, or other material event, that the Company’s Board determines to be a Change in Control. The term “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; or (B) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors (“Approved Successors”) described in (A) above at the time of such nomination; or (C) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors or their Approved Successors.  Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

10.          Section 4.4.6 which provides for the payment of a Stay Bonus is hereby removed in its entirety and no Stay Bonus shall be payable under the Agreement.

11.          Section 8.12 is hereby amended and restated in its entirety to provide as follows:

8.12       Application of Section 409A.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”).  This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A).  Unless otherwise expressly provided, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A).  For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A.  To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements.  All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A.  Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends if necessary to comply with Section 409A. In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon Separation from Service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, if required and consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules to the extent necessary to comply with Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

12.          Section 8.15 is hereby amended and restated in its entirety to provide as follows:

8.15.      Clawback Policy.  Notwithstanding anything contained herein or in any incentive compensation plan, program or arrangement sponsored by the Company, all incentive or performance based compensation shall be subject to reduction or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

13.          A new Section 8.16 is hereby added to provide as follows:

8.16       Limitation on Remedies.  Executive acknowledges and agrees that this Agreement is being executed voluntarily, knowingly and without duress.  Executive’s exclusive remedy against the Company in the event the Company materially breaches this Agreement shall be to invoke the provisions of Section 4.3.1 and Section 4.4 hereof.  If Executive brings a claim based on breach of the Company’s obligation to provide any of the benefits and compensation promised to him in this Agreement, and it is determined that the Company breached such obligation, the amount of any award to Executive shall not exceed the amounts provided under Section 4.4 and, except as specifically provided in Section 4.4.2, shall not be reduced by alternative income or benefits he receives before or after his separation from the Company, nor shall he otherwise be required to mitigate his damages based on breach of this Agreement.

14.          All other terms of the Agreement shall remain unchanged and the Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first set forth above.

EXECUTIVE

/s/ Ajay Mehra
Ajay Mehra

OSI SYSTEMS, INC.

/s/ Deepak Chopra
By: Deepak Chopra, CEO